Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 25, 2021, with respect to the consolidated financial statements of NextNav Holdings, LLC included in the Proxy Statement of Spartacus Acquisition Corporation that is made a part of the Registration Statement (Form S-4) and Prospectus of Spartacus Acquisition Shelf Corp. for the registration of 102,221,974 shares of its common stock and 10,000,000 warrants.

/s/ Ernst and Young LLP

Tysons, Virginia

June 25, 2021